     As filed with the Securities and Exchange Commission November 21, 2000
                               File No. 333-35496
      ===================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                               NORSTAR GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Utah                                                             59-1643698
(State or Other Jurisdiction of                                             (I.R.S. Employer
Incorporation or Organization)                                              Identification Number)

                           6365 NW 6th Way, Suite 160
                         Fort Lauderdale, Florida 33309
                    (Address of Principal Executive Offices)

                              Employment Agreements
                            (Full title of the plan)

                          Harry DiFrancesco, President
              6365 NW 6th Way, Suite 160, Fort Lauderdale, FL 33309
                     (Name and address of agent for service)

                                 (954) 772-0240
          (Telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                             Jeffrey A. Rinde, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                              Phone: (212) 661-3535
                               Fax: (212)972-1677

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                                       Proposed
                                                Proposed Maximum       Maximum
Title of Securities       Amount to be          Offering Price Per     Aggregate Offering     Amount of
to be Registered          Registered            Share                  Price                  Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value   2,000,000 shares(1)   $0.375                 $750,000               $1,980(2)
$.01 per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value   1,260,00 shares(1)    $0.40                  $ 504,000              $1,331(3)
$.01 per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value   1,200,000 shares(1)   $0.375                 $450,000               $1,188(4)
$.01 per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value   300,000 shares(1)     $0.375                 $112,500               $  297(5)
$.01 per share
--------------------------------------------------------------------------------------------------------------------

TOTAL                                                                  $1,816,500             $4,796(6)
--------------------------------------------------------------------------------------------------------------------

  (1) Represents shares of common stock registered by Norstar Group, Inc. on Form S-8, file number 333-35496, filed with the Securities and Exchange Commission on April 24, 2000.

  (2) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of April 17, 2000.

  (3 Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.

  (4)Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of April 17, 2000.

  (5) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of April 17, 2000.

  (6) Fee previously paid.

                                EXPLANATORY NOTE

       This registration statement is being filed as a post-effective amendment to Registration Statement on Form S-8 (Registration No. 333-35496) filed with the Securities and Exchange Commission on April 24, 2000.

       This registration statement registers reoffers and resales of shares of common stock, issued under certain employment agreements that may constitute "control securities" under General Instruction C to Form S-8. These control securities may be re-offered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

       This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

                               REOFFER PROSPECTUS

                               NORSTAR GROUP, INC.

                        1,200,000 Shares of Common Stock
                           under Employment Agreements
                             of Norstar Group, Inc.

       The shares we are registering are currently held by certain of our stockholders under certain employment agreements. We will pay the expenses of registering the shares.

       Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "NSTG." The last reported sale price of the common stock on the Nasdaq National Market on November 17, 2000 was $0.21 per share.

       You should carefully consider the "Risks Factors" section beginning on page 6 of this Reoffer Prospectus.

                     --------------------------------------

       These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.



            The date of this Reoffer Prospectus is November 21, 2000.

                                TABLE OF CONTENTS

                                                                           Page
ABOUT NORSTAR GROUP, INC................................................     3
RISK FACTORS............................................................     6
PROCEEDS FROM SALE OF THE SHARES........................................    14
SELLING STOCKHOLDERS ...................................................    14
HOW THE SHARES MAY BE DISTRIBUTED.......................................    15
LEGAL OPINION...........................................................    17
EXPERTS.................................................................    17
WHERE YOU CAN FIND MORE INFORMATION.....................................    17
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................    17
INDEMNIFICATION OF DIRECTORS AND OFFICERS ..............................    18

                               PROSPECTUS SUMMARY

       This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                            ABOUT NORSTAR GROUP, INC.

       NorStar Group, Inc., a Utah Corporation ("NorStar" or the "Company") was originally formed in March 1961 as Florist Accounting Service, Inc. The Company changed its name in 1971 to Luxor Group N.A., Inc. and in 1992 to NorStar Group, Inc. NorStar has not been the subject of any bankruptcy, receivership or similar proceeding. There has been no material reclassification, merger, consolidation, or sale of a significant amount of assets not in the ordinary course of the Company's business. NorStar has made a number of acquisitions over the last few years of businesses and investment opportunities. In January, 1998, NorStar entered into an agreement to acquire in their entirety, the Institute of Metabolic Medicine, Metabolic Treatment Center, Inc., JBA Medical Management, Inc., and Medical Providers of South West Florida, Inc. In April, 1992, NorStar also acquired 680 acres (17 gold mining claims) in Nevada. In March of 1999 NorStar abandoned the medical venture to concentrate on its Internet on-line business. NorStar is seeking a joint venture partner to work its mining claims.

       The business of NorStar is to create an Internet online-community of "One Stop Shopping" for products, entertainment, education and business services from a network of providers. NorStar's portal will provide the subscriber/member with access to several web browsers, a directory of thousands of stores, an Internet shopping mall, three dimensional virtual reality chat rooms, telephone chat, forums, game rooms, a virtual reality dating service, virtual reality business conference rooms using virtual reality chat room technology, specialty advertising rooms with virtual reality activities, and global e-mail service which can be accessed through the web anywhere in the world.

       Membership

       NorStar intends to offer membership to the 100 million consumers who currently have, or who will have some form of access to the Internet. Consumers subscribing to NorStar's network will be offered discounts for products and services through the Company's provider network. NorStar's strategy is to address the trend toward rising out of pocket costs by bringing together a provider network that offers quality products and services at reduced prices. The Company believes that by having access to an extensive multi-service provider network in a region its members will be able to receive quality services and products at less than market prices. As a result, NorStar believes that it can establish a market niche where the discounts obtained by the membership will far outweigh the cost of membership to join the NorStar network. The cost for annual family membership is $120.00. NorStar discounts are designed not to be related in any way to the dollar amount of purchases, volume of buying or products so members will not be subject to any minimum requirements or other restrictions. The member is simply being provided these programs based on the willingness of service and product providers to offer their services and products to customers of the Company at a discount.

       Providers

       The foundation of the Company's business will be the development and maintenance of a network of providers comprised of manufacturers, wholesalers, retailers and service providers. NorStar intends that providers who participate in the NorStar network will receive some of the following benefits, including but not limited to: elimination of paper order form preparation and supporting documentation, reduction of bad debt, new customers with no additional advertising expense, and more efficient utilization of personnel and equipment. The national and regional marketing planned by the Company should give providers an increased level of exposure. The Company will also contract with reliable suppliers who offer computer network accessible products and services. It is the Company's objective to establish a national network of providers within 3 years through direct contracts, affiliations with national organizations and other regional networks. NorStar anticipates having an appropriate number of providers under contract and available on the net in the near future. The distribution method of these products and services to holders of membership will be via the Internet. No assurances can be given that the Company will be successful in establishing a national network. The failure to establish a national network would have a material adverse effect on the Company's business, financial condition and results of operations.

       Market Overview

       The market for discount products and services via the Internet is in its infancy. The level of demand and acceptance of discount products and services programs is dependent upon a number of factors, including growth of consumer access to the Internet, the Company's ability to develop and maintain distribution channels to sell memberships to consumers, acceptance of discounted products and services and the willingness of service and product providers to offer their services and products to customers at a discount. The Company believes that competition will intensify and increase in the future. NorStar views its primary direct competitors as AOL, Compuserve, Prodigy, Yahoo, and GeoCities.

       Summary of Product Research and Development

       NorStar's publicly announced new product and service includes the Cybervisor(TM) which is still in the research and development stage. NorStar filed a Trademark Application for The "Cybervisor(TM)" a head mounted display unit with related hardware and software INT. Class:009 The mark consists of text letters (the Cybervisor) Serial number 75/710459. NorStar announced that its Cybervisor (TM) IPD (Interactive Personal Display) unit will be offered in the marketplace for home, business and school use. NorStar plans to introduce three IPD models: The Cybervisor (TM), The Super Cybervisor (TM), and the Cybervisor Jr.(TM). In addition, NorStar has completed development of a new Web based community called"VeeAreCity.Com". VeeAreCity.Com, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("VeeAreCity") owns and will operate the Web site. The physical tooling developed for the VeeAreCity Head Mounted Display ("HMD") appearance will be owned by VeeAreCity. The tooling for the HMD will be located at Interactive Imaging Systems ("IIS"), the manufacturer. As a significant portion of this HMD design is based on proprietary IIS technology, IIS will retain the rights, title and ownership to this technology. In the event IIS is unable or unwilling to manufacture the HMD, VeeAreCity will be granted certain rights to have the product manufactured by a mutually agreed upon third party, at the anticipated volume levels of 100,000 units/year. IIS estimates that it will be able to manufacture the HMD for VeeAreCity at a per unit cost of approximately $200. This price is subject to change up or down based on the final product specifications. NorStar also plans to begin construction of its "Cybernizer" a web pager. In addition, the Cybernizer will be a Internet navigation tool that will include such features as voice chat and instant access to all major search engines. The estimated cost for the development of this project is between $900,000 and $1.1 million. The source for funding the research and development of this project will come from additional equity and/or debt financing. No assurance can be given that the Company will raise the necessary capital to complete this project, or if completed that it will be accepted in the marketplace.

       NorStar has spent approximately $20,000 during the last two fiscal years on research and development activities. NorStar employs seven full time employees, four of whom serve as Officers and Directors of NorStar.

       Our principal corporate office is located at 6365 NW 6th Way, Suite 160, Ft. Lauderdale, Florida, and our telephone number is (954) 772-0240.

       The Offering

       The selling stockholders may offer and sell up to 1,200,000 shares of our common stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these shares of common stock. See "Proceeds from the Sale of Shares" and "Selling Stockholders."

                                  RISKS FACTORS

              You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the Securities and Exchange Commission. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

       WE HAVE RECENTLY EXPANDED INTO OUR NEW LINES OF BUSINESS AND PLAN TO EXPAND INTO OTHER LINES OF BUSINESS. WE HAVE A LIMITED OPERATING HISTORY AND LACK EXPERIENCE IN THESE NEW LINES OF BUSINESS.

       In March of 1999, we abandoned our medical ventures in order to concentrate on our Internet on-line business. We have only recently diversified our business and are now offering on-line Internet services. We intend to provide Internet access and content services to the consumer and business markets and intend to expand into providing three dimensional virtual chat rooms, game rooms, virtual reality business conference rooms as well as other virtual reality based services and activities. We have limited or no operating histories in each of these new or proposed lines of business and therefore our historical financial information is of limited value in projecting our future results. Our future success in these new markets which we have recently entered and plan to enter in the future is, therefore, difficult to evaluate.

       IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR EXPANDED OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

       We have experienced rapid growth in the past year in some of our new lines of business and expect to continue to experience rapid growth in all of our new and proposed lines of business over the next several years. This growth has placed, and will continue to place, a significant strain on our management and other resources. Our ability to manage our growth will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. Among other things, we will need to hire and integrate new managers and install and operate new or enhanced accounting, financial management and information systems. If we are unable to manage our growth effectively, the quality of our products and services, our ability to identify, hire and retain key personnel and our business, financial condition and operating results could be adversely affected.

       OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CURRENT MANAGEMENT TEAM AND RECRUIT ADDITIONAL KEY MANAGEMENT AND TECHNICAL PERSONNEL.

       Our future success depends to a large extent upon the continued services of key managerial and technical employees and our ability to recruit, assimilate and retain other highly qualified employees. Competition for personnel is intense. There can be no assurance that we will be able to recruit, assimilate and retain such personnel. The loss of the services of any of our key employees or our inability to recruit and retain quality personnel could have a material adverse effect on our business. We do not currently maintain life insurance on the lives of any of our key employees.

       IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING TECHNOLOGY AND THE INTERNET.

       We intend to compete in the Internet portal, Internet content and commerce services, Internet-based virtual reality services markets. Each of these markets is characterized by rapid technological advances, changes in customer requirements and frequent new product and services introductions and enhancements. Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the Internet, encompass evolving customer requirements and achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness, revenues, profit margins or market share. There is no assurance that new products or product enhancements which we develop will achieve market acceptance.

       IF WE ARE UNABLE TO DEVELOP STRATEGIC RELATIONSHIPS WITH CONTENT AND COMMERCE PROVIDERS, OUR INTERNET PORTAL BUSINESS COULD BE ADVERSELY AFFECTED.

       Strategic relationships with content and commerce providers are critical to our success in our Internet portal business. We are in the process of negotiating a number of third party relationships with content and commerce providers. We expect that most of these relationships will not be exclusive and will be short-term or can be terminated for convenience. We cannot assure you that we will be successful in entering into any of these relationships or, if we do, that any such relationship will result in attractive content and commerce offerings. If we are unable to deliver valuable content and commerce through our Internet portal, we will be unable to attract and retain a significant number of users, subscribers and advertisers, and, as a result, our revenue from commerce and advertising will not meet our expectations, and our business, financial condition and operating results would be adversely affected.

       IF WE DO NOT BUILD BRAND NAME AND REPUTATION QUICKLY, OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS COULD BE ADVERSELY AFFECTED.

       We believe it is critical to establish, maintain and strengthen our reputation and brand in order to establish and expand our customer base. We also believe that as the markets in which we currently compete and plan to compete become increasingly competitive, the importance of reputation and brand will increase. If our initial brand-building efforts are unsuccessful, we may not experience an increase in Internet traffic needed to generate sufficient revenues to offset the increase in marketing expenses. As a result, our operating results and financial condition could be adversely affected. Our Internet portal will be more attractive to advertisers if we have a large audience of consumers with demographic characteristics that advertisers perceive as favorable. Therefore, we intend to introduce additional and enhanced content and commerce offerings, interactive tools and other services and features in the future in an effort to retain our current subscribers and users and to attract new ones. Our reputation and brand name could be adversely affected if we are unable to enhance our Internet portal successfully.

       The unpredictability of our quarterly operating results may cause the price of our common stock to decline.

       Our quarterly operating results have varied in the past and may continue to fluctuate significantly in the future due to a number of factors, many of which are beyond our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may result from a number of factors, including the following:

              - the level of advertising and e-commerce activity on our special interest portal;

              - the prices which we are able to charge for our products and services;

              - the amount and timing of capital expenditures and other costs relating to the expansion of our Internet network; and

              -      general economic conditions.

       We plan to increase our expenditures for our sales and marketing operations, expand and develop content and enhance our technology and infrastructure development. Many of our expenses are relatively fixed in the short-term. We cannot assure you that our revenues will increase in proportion to the increase in our expenses. We may be unable to adjust spending quickly enough to offset any unexpected revenues shortfall. This could lead to a shortfall in revenues in relation to our expenses.

       WE COULD EXPERIENCE SYSTEM FAILURES THAT PREVENT US FROM OPERATING OUR INTERNET BUSINESS.

       Our business depends on the efficient and uninterrupted operation of our computer hardware and software systems. In addition, we rely on the Internet and, accordingly, depend upon the continuous, reliable and secure operation of Internet servers, related hardware and software and network infrastructure. We have a back-up data facility. Although we have designed our system for complete redundancies of all major computer components, we cannot be sure that our system will be fail-safe. As a result, failure of key primary or back-up systems to operate properly could lead to a loss of customers, damage to our reputation and violations of our Internet service provider license and contracts with corporate customers. These failures could also lead to a decrease in the value of our common stock, significant negative publicity and litigation.

       Our computer and communications hardware are protected through physical and software safeguards. However, they remain vulnerable to fire, storm, flood, power loss, power surges, telecommunications failures, physical or software break-ins, software viruses and similar events. We do not carry business interruption insurance to protect us in the event of a catastrophe, even though such an event could lead to a significant negative impact on our business. Any sustained disruption in Internet access provided by third parties could also have a material adverse effect on our business.

       OUR BUSINESS MODEL IS UNPROVEN AND CHANGING

       Our business model also consists of providing businesses and merchants with e-commerce enabling solutions. We have limited experience as a company and, additionally, the Internet, on which our business model relies, is still unproven as a business medium. Accordingly, our business model may not be successful, and we may need to change it. Our ability to generate sufficient revenues to achieve profitability will depend, in large part, on our ability to successfully market our e-commerce products and services to businesses and merchants that may not be convinced of the need for an online presence or may be reluctant to rely upon third parties to develop and manage their e-commerce offerings and marketing efforts.

       WE FACE SIGNIFICANT COMPETITION

       The market for Internet portals, e-commerce enabling products and services and online marketplaces is highly competitive, and we expect competition to intensify in the future. Barriers to entry are not significant. Our failure to compete effectively could result in the following:

              - fewer businesses and merchants relying upon our enabling solutions;
              - the obsolescence of the technology underlying our products and services;
              -      fewer businesses and merchants listed in our directories;
              -      a decrease in shopper traffic on our web sites; and
              - a reduction in the prices of or profits on our products and services.

       The number of companies providing e-commerce enabling products and services is large and increasing at a rapid rate. We expect that additional companies which to date have not had a substantial commercial presence on the Internet or in our markets will offer competing products and services. Some companies that currently offer a range of e-commerce enabling solutions as comprehensive as our products and services, include companies such as Yahoo!, America On-line, Compuserve, Prodigy and Geocities.

       These competitors and other of our competitors and potential competitors have substantial competitive advantages as compared to us, including:


              -      larger customer or user bases;
              - the ability to offer a wider array of e-commerce products and solutions;
              - greater name recognition and larger marketing budgets and resources;
              - substantially greater financial, technical and other resources;
              - the ability to offer additional content and other personalization features; and
              -      larger production and technical staffs.

       These advantages may enable our competitors to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily or develop and expand their product and service offerings more quickly.

       In addition, as the use of the Internet and online products and services increases, larger well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of e-commerce enabling solutions, and existing providers may continue to consolidate. Providers of Internet browsers and other Internet products and services who are affiliated with providers of web directories and information services that compete with our products and services may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition we face.

       OUR ABILITY TO DEVELOP AND INTEGRATE E-COMMERCE TECHNOLOGIES IS SUBJECT TO UNCERTAINTIES.

       We have limited experience delivering our e-commerce products and services and operating online marketplaces. In order to remain competitive, we must regularly upgrade our e-commerce products and services to incorporate current technology, which requires us to integrate complex computer hardware and software components. If we do not successfully integrate these components, the quality and performance of our online offerings may be reduced. In addition, the ability of our online marketplaces to accommodate an increasing number of businesses, merchants and shoppers would suffer. While these technologies are generally commercially available, we may be required to expend considerable time and money in order to successfully integrate them into our products and services and this may cause our business to suffer. We must also maintain an adequate testing and technical support infrastructure to ensure the successful introduction of products and services.

       OUR BUSINESS MAY BE HARMED BY DEFECTS IN OUR SOFTWARE AND SYSTEMS.

       We have developed custom software for our network servers and have licensed additional software from third parties. This software may contain undetected errors or defects. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may be unable to fix in a timely or cost-effective manner.

       WE WILL NEED TO EXPAND AND UPGRADE OUR SYSTEMS IN ORDER TO MAINTAIN CUSTOMER SATISFACTION.

       We must expand and upgrade our technology, transaction processing systems and network infrastructure if the number of businesses and merchants using our e-commerce products and services and online marketplaces, or the volume of traffic on our web sites or our clients' web sites, increases substantially. We could experience periodic capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our products or services or our web sites or when we must expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business.

       WE MAY REQUIRE ADDITIONAL FUNDING TO SUCCESSFULLY OPERATE AND GROW OUR BUSINESS.

       Although we believe that our cash reserves and cash flows from operations will be adequate to fund our operations for at least the next twelve months, these resources may be inadequate. Consequently, we may require additional funds during or after this period. Additional financing may not be available on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current shareholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our future capital requirements depend upon many factors, including, but not limited to:

              - the rate at which we expand our sales and marketing operations and our product and service offerings;
              - the extent to which we develop and upgrade our technology and data network infrastructure; and
              -      the occurrence, timing, size and success of acquisitions.

       UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BRAND.

       We regard our current and future copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to its success. We will rely on trademark and copyright law, trade secret protection and confidentiality agreements with its employees, customers, partners and others to protect its intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. It may be difficult for us to enforce certain of our intellectual property rights against third parties who may have acquired intellectual property rights by filing unauthorized applications in foreign countries. Since Internet related industries are exposed to the intellectual property laws of numerous foreign countries and trademark rights are territorial, there is uncertainty in the enforceability and the scope of protection such intellectual property laws may afford us. The unauthorized use of our intellectual property by third parties may damage our brand name.

       OUR TECHNOLOGY MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

       Although we have not received notice of any alleged infringement by us, we cannot be certain that our technology does not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, and could divert our management's attention away from running our business. If the security provided by our e-commerce services is breached we may be liable to our clients and our reputation could be harmed

       OUR NETWORK MAY BE VULNERABLE TO SECURITY RISKS.

       Our success depends on our ability to provide superior network security protection and the confidence of our customers in that ability. Our system is designed to prevent unauthorized access from the Internet and, to date, our operations have not been affected by security breaks; nevertheless, in the future we may not be able to prevent unauthorized disruptions of our network operations, whether caused unintentionally or by computer "hackers." Due to the sensitive nature of the information contained on the websites hosted by us, our websites may be targeted by hackers. As such, disruptions may result in liability to us and harm to our customers, and our failure to prevent such disruptions would have a material adverse effect on our business and financial results.

       OUR SUCCESS DEPENDS ON CONTINUED INCREASES IN THE USE OF THE INTERNET AS A COMMERCIAL MEDIUM.

       We depend on the growing use and acceptance of the Internet by businesses, merchants and shoppers as a medium of commerce. Rapid growth in the use of and interest in the Internet and online products and services is a recent development. No one can be certain that acceptance and use of the Internet and online products and services will continue to develop or that a sufficiently broad base of businesses, merchants and shoppers will adopt and continue to use the Internet and online products and services as a medium of commerce.

       The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies, including security technology and performance improvements. For example, if technologies such as software that stops advertising from appearing on a web user's computer screen gain wide acceptance, the attractiveness of the Internet to advertisers would be diminished, which could harm our business.

       FUTURE GOVERNMENTAL REGULATION AND PRIVACY CONCERNS COULD ADVERSELY AFFECT OUR

BUSINESS.

       We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any laws or regulations that have the effect of imposing additional costs, liabilities or restrictions relating to the use of the Internet by businesses or consumers could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, decrease traffic on our online marketplaces, increase our cost of doing business, or otherwise have a material adverse effect on our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business.

       WE COULD FACE LIABILITY FOR MATERIAL TRANSMITTED OVER THE INTERNET BY OTHERS.

       Because material may be downloaded from web sites hosted by us and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of this material. Negligence and product liability claims also potentially may be made against us due to our role in facilitating the purchase of some products. Any insurance we carry may not cover claims of these types, or may not be adequate to indemnify us against this type of liability. Any imposition of liability, and in particular liability that is not covered by our insurance or is in excess of our insurance coverage, could have a material adverse effect on our reputation and our operating results, or could result in the imposition of criminal penalties on us.

       THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

       Trading in our securities is conducted on the OTC Bulletin Board. As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three
(3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.


              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

       This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "potential," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                     PROCEEDS FROM SALE OF THE SHARES

       All of the shares of common stock in this Reoffer Prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.

                            SELLING STOCKHOLDERS

       The shares offered under our Reoffer Prospectus are being registered for reoffers and resales by selling stockholders who have acquired their shares of our common stock under employment agreements. The selling stockholders named in the following table may resell all, a portion, or none of these shares of our common stock. There is no assurance that any of the selling stockholders will sell any or all of the shares of our common stock offered by them.

       The following table sets forth certain information concerning the selling stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the selling stockholders of the shares of our common stock offered, assuming sale of all of the shares offered:

                                                                  Number of Shares
                                    Shares Beneficially           Registered by the            Shares Beneficially
     Name                           owned prior to Offering (1)   Prospectus(2)(3)             Owned After Offering
---------------                     ------       -------          ---------------              ------     ---------
                                    Number       Percent                                       Number     Percent(4)
                                    ------       -------                                       ------     ---------
Harry DiFrancesco                   2,500,000        16.14%        1,000,000                1,500,000       9.68%
    President, Chairman
Andrew S. Peck                        300,000         1.9%           100,000                  200,000       1.3%
    Secretary, Director
Jay Sanet                             225,000         1.45%          100,000                  125,000           *
     Director


------------------
* - Less than 1%

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Includes all Shares issued to such named individuals under their employment agreements.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4) Based upon 15,493,825 Shares outstanding as of November 12, 2000.


                        HOW THE SHARES MAY BE DISTRIBUTED

       The selling stockholders may sell shares of our common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

              - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

              -      privately negotiated transactions;

              - block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       - purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this Reoffer Prospectus;

       -      sales under Rule 144 rather than by using this Reoffer Prospectus;

       -      a combination of any of these methods of sale; and

       -      any other legally permitted method.

       The applicable sales price may be affected by the type of transaction.

       The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

       Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

       We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

       Any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

       Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless they have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

       We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

       The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this Reoffer Prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                  LEGAL OPINION

       Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP serves as general counsel to the Registrant and currently owns 550,000 shares of Common Stock of the Registrant which shares are being registered herein.

                                     EXPERTS

       The financial statements included in our annual report on Form 10-KSB incorporated by reference in this Reoffer Prospectus have been audited by JH Cohn LLP, independent public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

       Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

       We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       The following documents filed by the Registrant with the Commission are incorporated herein by reference:

              - The Registrant's Annual Report on Form10-KSB filed on March 30, 2000.

              -      The Registrant's Registration of Securities pursuant to
                     Section 12(g) of the Act dated December 7, 1999.

              - Quarterly Report on Form 10-QSB filed on May 18, 2000 for the quarter ended March 31, 2000.

              - Quarterly Report on Form 10-QSB filed on August 14, 2000 for the quarter ended June 30, 2000.

              - The description of securities contained in the Registrant's Registration of Securities pursuant to Section 12(g) of the Act dated December 7, 1999.

              - Our Registration Statement on Form S-8 (File Number 333-35496), filed on April 24, 2000.

       We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, File Number 333-35496, with respect to the common stock covered by this Reoffer Prospectus. This Reoffer Prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Reoffer Prospectus, please refer to the registration statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

       You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at: Norstar Group, Inc., 6365 NW 6th Way, Suite 160, Ft. Lauderdale, Florida, (954) 772-0240.

       You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Utah Business Corporation Act (the "UBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed by the Registrant with the Commission are incorporated herein by reference:

              (a)(i) The Registrant's Annual Report on Form10-KSB filed
                     on March 30, 2000.

                (ii) The Registrant's Registration of Securities pursuant
                     to Section 12(g) of the Act dated December 7, 1999.

              (b)(i) Quarterly Report on Form 10-QSB filed on May 18,
                     2000 for the quarter ended March 31, 2000.

              (b)(ii) Quarterly Report on Form 10-QSB filed on August 14,
                     2000 for the quarter ended June 30, 2000.

              (c)(i) The description of securities contained in the
                     Registrant's Registration of Securities pursuant to
                     Section 12(g) of the Act dated December 7, 1999.

              (c)(ii) Registration Statement on Form S-8 (File Number
                     333-35496), filed on April 24, 2000.

       In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

       Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

           Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Bondy & Schloss LLP serves as general counsel to the Registrant and currently owns 550,000 shares of Common Stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Utah Business Corporation Act (the "UBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

   Not Applicable.

ITEM 8. EXHIBITS.

EXHIBIT NO.                DESCRIPTION
-----------                -----------

5.1                        * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
23.1                       * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
23.2                       * Consent of J.H. Cohn LLP.
23.3                       *Awareness Letter of Independent Public Accountants.
24.1                       * Powers of Attorney  (included  on p. II-5 of this  Registration Statement)
99.1                       *Employment Agreement between the Registrant and Harry DiFrancesco.
99.2                       *Employment Agreement between the Registrant and Andrew S. Peck.
99.3                       *Employment Agreement between the Registrant and Jay Sanet.

-----------
* - Filed herewith

ITEM 9. UNDERTAKINGS.

              (a)    The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ft. Lauderdale, Florida on the 21st day of November, 2000.

                                        NORSTAR GROUP, INC.

                                        By: /s/ Harry DiFrancesco
                                           -------------------------------------
                                           Harry DiFrancesco, President


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of November, 2000.

      SIGNATURE                                                        TITLE
      ---------                                                        -----
/s/ Harry DiFrancesco                                         President and Chairman of the Board
----------------------------------
Harry DiFrancesco

/s/ Andrew S. Peck                                            Vice President o f Finance, Secretary and Director
----------------------------------
Andrew S. Peck

/s/ Maynard Neil Abogov                                       Vice President of Sales Management and Director
----------------------------------
Maynard Neil Abogov

/s/ Jay Sanet                                                 Vice President of Corporate Development and
----------------------------------
Jay Sanet                                                     Director

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry DiFrancesco, his true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 21st day of November, 2000.

      SIGNATURE                                                        TITLE
      ---------                                                        -----
/s/ Harry DiFrancesco                                         President and Chairman of the Board
-------------------------------
Harry DiFrancesco

/s/ Andrew S. Peck                                            Vice President o f Finance, Secretary and Director
-------------------------------
Andrew S. Peck

/s/ Maynard Neil Abogov                                       Vice President of Sales Management and Director
-------------------------------
Maynard Neil Abogov

/s/ Jay Sanet                                                 Vice President of Corporate Development and
-------------------------------                               Director
Jay Sanet

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION
-----------                -----------

5.1                        * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
23.1                       * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
23.2                       * Consent of J.H. Cohn LLP.
23.3                       *Awareness Letter of Independent Public Accountants.
24.1                       * Powers of Attorney  (included  on p. II-5 of this  Registration Statement)
99.1                       *Employment Agreement between the Registrant and Harry DiFrancesco.
99.2                       *Employment Agreement between the Registrant and Andrew S. Peck.
99.3                       *Employment Agreement between the Registrant and Jay Sanet.

-----------
* - Filed herewith